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SHARE PURCHASE AND SALE AGREEMENT

This share purchase and sale agreement (“Agreement”) is made by and among:
AFRICAN INTERNATIONAL ENERGY PLC, a company incorporated under the laws of England and Wales (Reg. No. 7576612), with registered offices at Thames House, Esher, Surrey, KT10 9AD, England, United Kingdom (hereinafter referred to as the “Purchaser”, or any qualified nominee company thereof that is properly notified to Sellers at least five Business Days prior to Closing); and
FOREST OIL NETHERLANDS B.V., a private company with limited liability established under the laws of The Netherlands, with offices located at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands (hereinafter referred to as “Forest Netherlands” or “Seller”).

WITNESSETH

WHEREAS, GREEN RIVER ELECTRIC POWER COMPANY (PTY) LTD (Reg. No. 2010/023807/07), a private company with limited liability established under the laws of the Republic of South Africa, with offices located at Suite 1B, The Waterclub, Beach Road, Granger Bay, 8005, Cape Town, Republic of South Africa (hereinafter referred to as "GREPCo") is an entirely-owned subsidiary of Forest Netherlands;
WHEREAS, Forest Netherlands owns one (1) share of the capital of GREPCo, par value 1 Rand, per share, that being the total issued and outstanding capital of GREPCo at the date hereof;
WHEREAS, the Purchaser wishes to purchase, and Seller wishes to sell, the Shares of GREPCo;
WHEREAS, the Seller intends to sell, at the terms and conditions set forth in this Agreement, all of the outstanding capital of GREPCo;
NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements hereinafter contained, the parties hereto agree as follows:

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SECTION 1
PURCHASE AND SALE OF SHARES

1.1    Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined below) the Sellers shall sell and transfer to the Purchaser, and the Purchaser shall purchase from the Sellers, shares representing 100% of the capital of GREPCo (as listed on Schedule A, the “Purchased Shares”), all of which have been allocated to Forest Netherlands as direct owner; that being a total of one (1) share, having a nominal value of 1 Rand.
1.2    The Purchased Shares shall be transferred with all rights attaching thereto, against payment by the Purchaser to the Sellers, of a collective amount (subject to adjustment under Section 2 below) of US$5 000 000-00 (five million US dollars) (the “Purchase Price”). Payment shall be made by wire transfer of immediately available funds to accounts designated for such purpose by the Seller prior to the Closing Date.
1.3    The sale of shares hereunder shall be effective as of March 31, 2012 (the “Effective Date”).
SECTION 2
CLOSING AND PAYMENT OF PURCHASE PRICE

2.1    Progress toward Closing shall be made with all deliberate speed by the Parties hereto.
2.2    A Closing (the “Closing”) shall take place immediately following the closing of the transactions contemplated by that certain Share Purchase and Sale Agreement of even date herewith, by and among Buyer, Forest Oil Corporation, Anschutz South Africa Corporation, Forest Exploration International, and Anschutz Overseas (SA) (PTY) LTD (the “Forest-Anschutz Agreement”), at the Denver, Colorado offices of Forest Netherlands’ parent company, Forest Oil Corporation, located at Suite 3600, 707 Seventeenth St, Denver, Colorado 80202 USA. The date on which the closing occurs is referred to herein as the “Closing Date.”
2.3    At the Closing, Seller shall transfer to the Purchaser, by all necessary and appropriate instruments of transfer, all rights, title and interest in and to the Purchased Shares, and the Purchaser shall pay the Purchase Price to the Seller by wire transfer in immediately available funds to one or more bank accounts designated by the Seller at least five (5) days prior to Closing.
2.4    At least five (5) Business Days before the Closing, the Purchase Price shall be adjusted upward by the amount of actual reasonable and necessary expenditures of the Company incurred from and after the Effective Date (such adjusted amount being referred to hereinafter as the “Adjusted Purchase Price”). However, following execution hereof, any anticipated expenditure falling hereunder that is reasonably anticipated to equal or exceed US$100 000-00 (one hundred thousand US Dollars) shall be approved in writing by Purchaser before it is incurred (such approval not to be unreasonably withheld). A current estimate of such anticipated costs is included here in Schedule B.

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2.5    Within thirty (30) days after Closing, Sellers shall account to Purchaser all amounts to be considered in reaching the Adjusted Purchase Price under Section 2.4. If at such time there is any discrepancy between the amount paid at Closing and the finally determined Adjusted Purchase Price, then Purchaser shall pay to Seller any shortfall or Seller shall refund to Purchaser any overpayment, as the case may be, within five (5) Business Days of such final determination (any such payment, a “Post-Closing Adjustment”). Notwithstanding any other provision of this Agreement to the contrary, neither party will be required to make a payment for a Post-Closing Adjustment pursuant to this Section 2.4 unless and until the amount of Post-Closing Adjustments equal or exceed US$100 000 00 (one hundred thousand US dollars) in the aggregate (the “Post-Closing Adjustment Threshold”) at which time the appropriate party shall pay the other party for all Post-Closing Adjustments, including but not limited to those Post-Closing Adjustments which are less than the Post-Closing Adjustment Threshold.
2.6    The term “Business Day” when used herein, shall refer to any day other than Saturday or Sunday when banks are permitted by law to be open in Johannesburg, New York City and London.
SECTION 3
CONTINUATION OF BUSINESS

3.1    The Sellers agree that the Companies will carry on their respective businesses in the ordinary course consistent with past practices through the Closing Date and, in addition, that during the period from the signing of this Agreement until Closing, none of the following actions shall be taken without the prior written approval of the Purchaser (such approval not to be unreasonably withheld):

(a)	any material disposal or acquisitions of assets in excess of what is required in the ordinary course of business;

(b)	the payment or declaration of any dividends or other distributions in respect of the capital of the Company;

(c)
the granting of any mortgage, charge, encumbrance or lien over the assets of the Company in excess of what is requested in the ordinary course of business or is customarily required by local law or regulation;

(d)	the entering into, terminating or materially amending any material or long term contract affecting the business of the Company; or

(e)	any authorization of additional or modification of existing capital of the Company.

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SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
4.1    Seller, on behalf of itself and the Company, hereby makes the following representations and warranties to the Purchaser:

(a)	The Seller owns shares constituting 100% of the outstanding capital of the Company.

(b)
The Seller has full right, capacity, power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly executed and delivered by the Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except where such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Remedies Exception”).

(c)
There are no suits, actions, administrative, arbitration or other proceedings or governmental investigations ongoing, pending or, to the Seller’s knowledge, threatened against it or the Company which would interfere in any material way with the transactions contemplated herein, and the Seller is aware of no valid basis for any such action, suit, proceeding, arbitration or investigation. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding, which would interfere in any material way with the transactions contemplated herein.

(d)
Neither the execution and delivery by the Seller of this Agreement, nor the performance by the Seller of its obligations hereunder, will, nor with the giving of notice or the lapse of time or both, would:

(1)
conflict with or result in a breach of, or constitute a default under, any provision of any material contract, indenture, lease, sublease, loan agreement, restriction, lien, encumbrance or other material obligation or liability to which the Seller or the Company is a party or by which either may be bound;

(2)	violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Seller or the Company; or

(3)	result in the creation or imposition of any material lien, claim, liability, restriction, charge or encumbrance upon its respective proportion of the Purchased Shares.

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(e)
Neither the Seller nor the Company is subject to, or a party to, any law, claim, contract or instrument, encumbrance or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or compliance by the Seller with the terms, conditions and provisions hereof or the continued operation by the Company of its business after either the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of the Purchaser to acquire any of the Purchased Shares.

(f)
The Purchased Shares to be sold by the Seller to the Purchaser hereunder (i) are, and will be at the time of the transfer thereof to the Purchaser, fully paid, free and clear of all liens, pledges, charges, liabilities, claims, encumbrances, or rights, title and interest of others and (ii) will be transferred with good and marketable title. There are and will be no rights of first refusal, options, warrants or similar rights which affect the Purchased Shares, and no restrictions on transfer of such Purchased Shares will be breached by the consummation of the transactions contemplated herein.

(g)
The Company is validly existing and in good standing under the laws of the Republic of South Africa and is not winding up, dissolving, nor subject to bankruptcy, extraordinary administration, or any other insolvency proceedings.

(h)
The Company does not own, or have any interest in, any securities of any other company or entity nor does it have any agreements of any nature to acquire any such securities or to acquire or lease any business operations.

(i)
The Company has all necessary corporate power, authority and capacity to own its property and assets which are listed on Schedule D (such property and assets referred to as the “Assets”, whether or not included in Schedule D) and to carry on its business in the manner it is presently being conducted.

(j)	The Company is duly qualified, licensed, authorized or registered to carry on its business in accordance with applicable law.

(k)
The corporate books and records of the Company are complete and accurate and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with its constituent documents. Without limiting the generality of the foregoing, (i) the minute books contain complete and accurate minutes of all meetings of the Company’s Board and shareholders, and all such meetings were duly called and held; (ii) the minute books contain all written resolutions passed by the Company’s directors and/or shareholders, and all such resolutions were duly passed; (iii) the register of shareholders of the Company is complete and accurate, and all transfers of shares of the Company have been duly completed and approved and any eligible tax payable in connection with the transfer of such shares has been duly paid; and (iv) the registers of directors and officers are complete and accurate and all former and current directors and officers of the Company were duly elected or appointed, as the case may be.

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(l)
The Company’s Assets and Material Documents include all rights and property necessary for its respective Company to conduct its business immediately following the Closing in the manner presently conducted.

(m)	The Company is conducting its business in compliance with all applicable laws, except for acts of non-compliance which in the aggregate are not material.

(n)
The Company has good, valid and marketable title to its Assets, in each case free and clear of any encumbrance other than ordinary course regulatory requirements, including the approval requirement hereinafter referred to in Sections 6 and 7. No person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from the Company of any of the Assets.

(o)
Except for those contracts and other instruments on Schedule C (each, a “Material Document”) the Company is not a party to or bound by: (i) any agreement or commitment relating to capital expenditures; (ii) any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever or any agreement to create or issue any bonds, debentures, mortgages, notes or other similar indebtedness; (iii) any guarantee or other contingent liability in respect of any indebtedness or obligation of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of the business); (iv) any management, consulting or any other similar agreement or commitment; (v) any agreement or commitment limiting the freedom of the Company to engage in any line of business or to compete with any other person; or (vi) any forward purchase, hedging or derivatives type of agreement.

(p)
All books and records of the Company have been fully, properly and accurately kept and completed in accordance with generally accepted accounting principles (GAAP) as applied in Republic of South Africa.

(q)
The Company has filed or will caused to be filed, all national, provincial, local and foreign tax returns and tax reports which are required to be filed by or with respect to it. Except as disclosed to the Purchaser, all national, provincial, local and foreign income, profits, franchise, withholding sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) that are or may become payable by or due from the Company have been fully paid or fully disclosed and fully provided for in the Company’s books and records.

(r)
The Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Purchaser or the Company shall have any liability following the Closing.

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SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
5.1    The Purchaser severally represents and warrants to Seller as follows:

(a)
The Purchaser is a company duly organized, validly existing and in good standing under the laws of the Republic of South Africa, with all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted, and to consummate the transactions contemplated hereby and is not winding up, dissolving, nor subject to bankruptcy, extraordinary administration, or any other insolvency proceedings.

(b)
The execution and delivery by the Purchaser of this Agreement and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary corporate action on its part, and this Agreement is its valid and binding obligation, enforceable against it in accordance with its terms, subject to the Remedies Exception.

(c)
There are no actions, suits, administrative, arbitration or other proceedings or governmental investigations ongoing, pending or, to the knowledge of the Purchaser, threatened against it which would interfere in any material way with the transactions contemplated herein and the Purchaser does not know of any valid basis for any such action, suit, proceeding, arbitration or investigation. The Purchaser is not subject to any judgment, order or decree entered in any lawsuit or proceeding, which would interfere in any material way with the transactions contemplated herein.

(d)
Neither the execution and delivery by the Purchaser of this Agreement, nor the performance by it of its obligations hereunder, will, nor with the giving of notice or the lapse of time or both would (i) conflict with or result in a breach of or constitute a default under any provision of the charter or Bylaws of it, or any material contract, indenture, lease, sublease, loan agreement, restriction, lien, encumbrance or other material obligation or liability to which it is a party or by which it is bound or (ii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to it.

(e)	The Purchaser is acquiring the Purchased Shares for its own account and not with a view towards distribution thereof within the meaning of Section 2(11) of the US Securities Act of 1933, as amended.

(f)
The Purchaser represents that it has had a full opportunity to ask questions of and receive answers from the Company and Seller regarding the Company and its respective business, assets, results of operation, and financial condition.

(g)
Purchaser is an experienced investor in financial transactions in the property and natural resources sectors. Purchaser has been advised by and has relied solely upon its own expertise in legal, tax, and other professional counsel concerning the transactions contemplated by this Agreement, the

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Purchased Shares and the Assets and the value thereof. Purchaser (i) is familiar with investments of the nature of the Purchased Shares and the Assets; (ii) understands that this investment involves substantial risks; (iii) has adequately investigated the Purchased Shares and the Assets; (iv) has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in an investment in the Purchased Shares and the Assets; and (v) is able to bear the economic risks of such investment. To the extent Purchaser has deemed necessary, advisable, or appropriate, Purchaser has had the opportunity to visit the Sellers and the Companies and meet with their respective officers and representatives to discuss the Purchased Shares and the Assets, and has made its own independent examination, investigation, analysis, and evaluation of an investment in the Purchased Shares and the Assets. Purchaser has undertaken such due diligence as Purchaser deems adequate.

(h)	The Purchaser has in place such financing commitments as are necessary to pay the Purchase Price at or prior to Closing.

(i)
The Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Seller shall have any liability following the Closing.

SECTION 6
CONDITIONS PRECEDENT TO CLOSING BY THE PURCHASER

6.1    The obligations of the Purchaser hereunder, including but not limited to the obligation of the Purchaser to purchase the Purchased Shares, shall be subject to each of the following conditions precedent (save to the extent that any of the same are waived or deferred by the Purchaser in its sole discretion):

(a)
All of the representations and warranties made by Seller in this Agreement or in any certificate or document submitted or to be submitted to the Purchaser hereunder shall be true and accurate in all material respects on and as of the Closing Date.

(b)
Effective as of the Closing Date, the executive officers and the members of the Board of the Directors of the Company shall each have resigned from their offices and shall have waived any right and claim to compensation or damages from the Company.

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(c)
As of the Closing Date, there will be no legal proceedings pending or threatened in front of any judicial, administrative or fiscal authority against the Company, instituted by the latter against third parties or affecting in any way, directly or indirectly, the Company, in any such case which are reasonably likely to have a material adverse effect on the Company’s financial condition or results of operations.

SECTION 7
CONDITIONS PRECEDENT TO CLOSING BY THE SELLERS

7.1     The obligations of the Seller hereunder, including but not limited to the obligation to sell the Purchased Shares, shall be subject to each of the following the conditions precedent (save to the extent that the same is waived or deferred by the Seller at its sole discretion):

(a)
All of the representations and warranties made by the Purchaser in this Agreement or in any certificate or document furnished or to be furnished by the Purchaser to Seller hereunder shall be true and correct in all material respects on and as of the Closing Date.

(b)	The closing of the transactions contemplated by the Forest-Anschutz Agreement shall have occurred.

SECTION 8
FURTHER ASSURANCES

8.1    From time to time after the Closing, at the Purchaser’s request and sole expense, if any, Seller shall execute and deliver such other and further instruments of conveyance, assignment, transfer and consent, and take such other action as the Purchaser may reasonably request for the more effective conveyance and transfer of ownership of the Purchased Shares to the Purchaser. In particular, Purchaser and the Seller undertake to use its best efforts to assist one another in good faith in satisfying each of its respective closing conditions as timeously as may be practicable.

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SECTION 9
OTHER OBLIGATIONS ACCRUING TO
SELLER AND THE PURCHASER

9.1    The provisions of this Agreement and any information exchanged between the Sellers and the Purchaser hereunder, shall be governed by that certain Confidentiality Agreement between Forest Oil Corporation and the Purchaser dated 2 September, 2010. Purchaser and Sellers hereby agree that the Company is represented in such Confidentiality Agreement by Forest and shall have all rights and obligations thereunder as it would were it a signatory thereto.

SECTION 10
OTHER COVENANTS

10.1    Any stamp, registration, transfer or sales taxes and notary fees which become payable in connection with the transfer of ownership of the Purchased Shares hereunder (excluding any capital gains taxes, income taxes and similar taxes payable solely by the Seller) shall be the responsibility of the Purchaser.
10.2    Except as required by applicable law or stock exchange regulation, none of the Company, the Seller or Purchaser shall make any announcement relating to this Agreement or the transactions contemplated hereby without the prior written consent of the others, which consent shall not be unreasonably withheld. In the event that a Party is required by law or applicable stock exchange regulation to disclose this Agreement or the transactions arising hereunder, then the other Parties shall be given ample opportunity to comment on the proposed disclosure so as to minimize any undesired disclosure and maximize the grant of confidentiality over any disclosures.

SECTION 11
INDEMNIFICATION

11.1    Any claims related to or arising under the representations and warranties by the Seller set forth in this Agreement or the obligations of the Seller with respect thereto must be made, if ever, at or before Closing.
11.2    For a period of one (1) year following Closing, the Seller hereby agrees to indemnify and hold harmless the Purchaser and/or its respective Company from and against any liabilities (including, without limitation, reasonable legal fees) imposed on or incurred by the Purchaser and/or its respective Company, based upon, arising out of or resulting from the failure of the Seller to promptly transfer to the Purchaser or the Purchaser’s designee good and marketable

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title to the Purchased Shares, free and clear of all mortgages, liens, liabilities, pledges, charges, claims, encumbrances or rights, title and interest in others.
11.3    The Purchaser shall notify the Seller, in writing, of any claim it may have for indemnification under Section 11.2, specifying in reasonable detail, if available, the individual items of liability, damage, cost or expense, and the nature of the non-fulfillment of agreement hereunder to which such item is related, within fifteen (15) Business Days of its having become aware of said claim. Such notice shall be a condition precedent to any claim of liability of the Purchaser under this indemnity clause. Moreover, the obligations of Seller to indemnify the Purchaser hereunder shall be limited to claims regarding which the Purchaser has notified Seller within the time period specified in Section 11.2. The Purchaser shall also promptly provide Seller with written notice of any event which could give rise to any liabilities of the Seller hereunder, and shall provide all reasonable particulars thereof.
11.4    The Purchaser, upon the request of the Seller, shall provide to Seller all information which is reasonably required to allow the determination of the amount of indemnity due from the Seller to be made by the Seller.
11.5    The Seller, provided it has previously acknowledged in writing its obligation to indemnify the related loss or liability, shall have the right to control the defense of any claim, action, suit or proceeding asserted or initiated against the Purchaser or the Company constituting the subject matter of a notice to the Seller, and if the latter exercises such right, the Purchaser shall, if requested by the Seller, take action to cause the Company to appoint, in conjunction with its own counsel, if any, the counsel designated by the Seller in the defense of any such claim, action, suit or proceeding. The counsel designated by the Seller will act, at the expense of it, on behalf of the Purchaser and/or the Company. In the event that the Seller has exercised its rights under this Section 11, the Purchaser shall not make or accept any settlement of any applicable claim, action, suit or proceeding, nor shall the Purchaser permit the Company to do so without the prior written consent of such Seller; it being understood that the Seller shall remain liable for all consequences resulting from their refusal to consent to the proposed settlement.
11.6    In the event that the Seller does not exercise its right to control the defense of any claim, action, suit or proceeding asserted or initiated against the Purchaser or the Company constituting the subject matter of a notice to the Seller, the Purchaser or the Company, as the case may be, shall have the right to control such defense, which shall be undertaken diligently and in good faith. The reasonable attorney’s fees necessary for such defense shall be subject to indemnification by the Seller to the extent provided in Section 11.2. The Purchaser shall not make or accept any settlement of any applicable claim, action, suit or proceeding with respect to which the Purchaser wishes to claim indemnification from the Seller under Section 11.2 without the prior written consent of the Seller, which consent shall not be unreasonably withheld.
11.7    In no event shall the aggregate liability of the Seller under Section 11.2 exceed twenty-five percent (25%) of the aggregate of all amounts paid to the Seller for its proportion of the Purchased Shares.

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11.8    The Purchaser hereby agrees to indemnify and hold harmless the Seller from and against any liabilities (including, without limitation, reasonable legal fees) imposed on or incurred by the Seller, based upon, arising out of or resulting from any of the following:

(a)
any liability or deficiency resulting from the Purchaser’s (i) breach of warranty, (ii) breach of representation, (iii) misrepresentation, (iv) nonfulfillment of any of the Purchaser’s obligations under this Agreement or (v) misrepresentation in any certificate or instrument furnished by the Purchaser to the Seller pursuant to this Agreement;

(b)	any liability arising from any operation carried out by the Company and/or the Purchaser whenever and wherever it may have occurred;

(c)	any environmental liability, whenever and however it may have arisen; and

(d)	any and all actions, suits, proceedings, assessments, judgments, reasonable costs and legal and other expenses and fees incident to the foregoing.
11.9    The Seller shall notify the Purchaser, in writing, of any claim it may have for indemnification, specifying, if available, in reasonable detail, the individual items of liability, damage, cost or expense, and the nature of non-fulfillment of agreement hereunder to which such item is related, within 15 Business Days of its having become aware of said claim.
11.10    The Seller, upon the request of the Purchaser, shall provide to the Purchaser all information which is reasonably required to allow the determination of the amount of indemnity due from the Purchaser.
11.11    The Purchaser, provided that it has previously acknowledged in writing its obligation to indemnify the related loss or liability, shall have the right to control the defense of any claim, action, suit or proceeding asserted or initiated against the Seller constituting the subject matter of a notice to the Purchaser, and if the Purchaser exercises such right, the Seller shall, if so requested by the Purchaser, take action to appoint, in conjunction with its own counsel, if any, the counsel designated by the Purchaser in the defense of any such claim, action, suit or proceeding. The counsel designated by the Purchaser will act, at the expense of the Purchaser, on behalf of the Seller. In the event that the Purchaser has exercised its rights under this Section 11.11, the Seller shall not make or accept any settlement of any applicable claim, action, suit or proceeding without the prior written consent of the Purchaser (it being understood that the Purchaser shall remain liable for all consequences resulting from its refusal to consent to the proposed settlement).
11.12    In the event that the Purchaser does not exercise its right to control the defense of any claim, action, suit or proceeding asserted or initiated against the Seller, constituting the subject matter of a notice to the Purchaser, the Seller shall have the right to control such defense, which shall be undertaken diligently and in good faith. The reasonable attorney’s fees necessary for such defense shall be subject to indemnification by the Purchaser to the extent provided in Section 11.8. The Seller shall not make or accept any settlement of any applicable claim, action, suit or proceeding with respect to which the Seller wishes to claim indemnification from the Purchaser under Section 11.8 without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

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11.13    Purchaser’s exclusive remedy for damages arising out of this Agreement, including any breach of any representation, warranty, agreement or covenant of another party contained in this Agreement, shall be indemnification pursuant to this Section 11.

SECTION 12
TERMINATION OF AGREEMENT

12.1    In the event that the conditions precedent contemplated in Section 6.1 of this Agreement shall not have occurred by February 28, 2012, this Agreement may be terminated by either Party in its sole discretion.
SECTION 13
EXPENSES OF THE PARTIES

13.1    Except as otherwise expressly provided in this Agreement, whether or not the purchase contemplated by this Agreement is consummated, each Party will pay its respective expenses incurred in connection with the origin, negotiation, execution and performance of this Agreement.

SECTION 14
NOTICES

14.1    All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing, effective upon receipt and to be given by internationally-recognized overnight courier, anticipated by facsimile as follows:

To the Purchaser:	Attn: The Chief Executive Officer of the Purchaser: Aldworth Mbalati
Same address provided in the preamble

Phone: +27 (0)11 881-5695
Facsimile: +27 (0)11 881-5611

To Forest:	Attn: Scott Laverde
Vice President, Acquisitions & Divestitures
Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202
Phone: +1(303) 812-1637
Facsimile: +1(303) 812-1632

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To Forest Netherlands:	Attn: John P. Klein
c/o Forest Oil Netherlands
707 Seventeenth Street
Suite 3600
Denver, Colorado
80202 USA

Phone: +1(303) 812-1741
Facsimile: +1(303) 812-1729

With a copy to:	Attn: Scott Laverde
Vice President, Acquisitions & Divestitures
Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202
Phone: +1(303) 812-1637
Facsimile: +1(303) 812-1632

And a copy to:	Siti Strijobosch
Senior Relationship Manager
Intertrust Netherlands
Prins Bernhardplein 200
1097 JB Amsterdam, The Netherlands

14.2    Purchaser shall communicate any matters arising hereunder through GREPCo, with a copy to Forest, which shall coordinate communication amongst the Seller and the Company vis a vis Purchaser in this transaction.

SECTION 15
GOVERNING LAW
15.1    This Agreement shall be executed in English; translations hereof into other languages, if any, shall serve exclusively for guiding purposes.
15.2    This Agreement is construed in accordance with and shall be governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

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SECTION 16
ARBITRATION CLAUSE

16.1    Any dispute which is related to or in any way connected to this Agreement shall be finally settled by binding arbitration in front of a single arbitrator, conducted under the commercial arbitration rules of the International Chamber of Commerce (the “ICC”) as further specified below. The venue of the arbitration shall be Houston, Texas.
16.2    If a dispute arises that is related to or connected in any way to this Agreement, the party that wishes to refer a dispute to arbitration (the “Referring Party”) shall so notify the other party, as well as providing a list of names of at least 10 arbitrators who would be suitable to the Referring Party. Within the twenty (20) Business Days of such notification, the other party shall, in turn, notify to the Referring Party the name of a person from the initial list who the other party agrees to appoint as arbitrator. If such other party does not appoint an arbitrator from such list, it must within such twenty (20) Business Days, provide a counter list of at least 10 additional names of potential arbitrators. If no agreement can be reached in this manner, an arbitrator shall be appointed by the most senior arbitrator assignable by the Houston branch of the ICC.
16.3    The arbitrator shall pronounce his award within ninety (90) days following his appointment, unless the parties have agreed in writing to extend such term. The arbitrator shall be permitted to allocate the costs of the proceedings between the parties as he sees just and appropriate.
16.4    The decision of the arbitrator and any award shall be final and binding upon the parties and may be entered in any court having jurisdiction.

SECTION 17
ASSIGNS

17.1    This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties, which consent shall not be unreasonably withheld, except that the Purchaser may make an assignment of its rights hereunder to its financing source for collateral security purposes; provided however that Purchaser shall not be relieved of its obligations under this Agreement or any of the other agreements contemplated hereby to which it is party to, by virtue of any such assignment. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

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SECTION 18
MISCELLANEOUS

18.1    If any term or provision of this Agreement or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms or provisions to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall otherwise be valid and enforced to the fullest extent permitted by law.
18.2    Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein. Any disclosure on one Schedule shall be deemed to be disclosed on all Schedules and under the Agreement. Inclusion of any item in the Schedules (a) shall be deemed to be disclosure of such item on all Schedules and under the Agreement, (b) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (c) does not represent a determination that such item did not arise in the ordinary course of business, (d) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties and (e) shall not constitute, or be deemed to be, an admission to any third party concerning such item. The Schedules include descriptions of instruments or brief summaries of certain aspects of the Company and its business and operations. The descriptions and brief summaries are not necessarily complete and are provided in the Schedules to identify documents or other materials previously delivered or made available.
18.3    The Sellers’ respective rights and obligations hereunder are and shall remain several and not joint.
18.4    All references in this Agreement to Sections and other subdivisions refer to the Sections and other subdivisions of this Agreement unless expressly provided otherwise. Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement. The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrase “this Section” and similar phrases refer only to the Sections or subdivision hereof in which the phrase occurs. The word “or” is not exclusive, and “including” (and its various derivatives), means “including without limitation.” “Person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, trust or other entity. In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.
18.5    This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute

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effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.
18.6    Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Seller and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective
SECTION 19
ATTACHMENTS

19.1    The documents listed below are attached herewith and made a part hereof.
Attachment
Schedule A    Shares to be Purchased from Forest Netherlands
Schedule B    Anticipated Material Future Expenses of Green River Electric Power Company (Pty) Ltd
Schedule C    Material Contracts of GREPCo
Schedule D    Assets of GREPCo

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be duly executed on the dates set forth below.

PURCHASER:

AFRICAN INTERNATIONAL ENERGY PLC

By:	/s/ Aldworth Mbalati

Aldworth Mbalati

Chief Executive Officer

Date:

THE SELLER:

FOREST OIL NETHERLANDS B.V.

By:	/s/ T. Huisman, /s/ N.J.J.M. Wolthius-Geereardts

Name:	Intertrust (Netherlands) B.V.

Title:	Managing Director

Date:

By:	/s/ John P. Klein

Name:	John P. Klein

Title:

Date:

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Schedule A
Shares to be Purchased from Forest Oil Netherlands

One share of the capital of Green River Electric Power Company (Proprietary) Limited, no par value, per share.

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Schedule B
Anticipated Material Future Expenses of Green River Electric Power Company (Pty) Ltd

None currently anticipated before Closing

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Schedule C
Material Contracts of Green River Electric Power Company (Pty) Ltd

None

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Schedule D
Material Assets of Green River Electric Power Company (Pty) Ltd

None